Exhibit 99.(h)(iv)

March 14, 2007

Financial Investors Variable Insurance Trust

Board of Trustees

1625 Broadway, Suite 2200

Denver, CO 80202

Re:          Financial Investors Variable Insurance Trust (the “Trust”)

Effective January 2, 2007, Item 3 to Form N-1A requires disclosure of Acquired Fund Fees and Expenses, and inclusion of that amount within the calculation of Total Annual Fund Operating Expenses solely for the purposes of that Item 3.  As a result, the Total Annual Fund Operating Expenses calculated under Item 3 to Form N-1A differs from the Total Annual Fund Operating Expenses calculated under Item 8 to Form N-1A, which does not include Acquired Fund Fees and Expenses.

This letter clarifies that certain letter agreement (the “Agreement”) dated December 7, 2006, between ALPS Advisers, Inc.  (“ALPS”) and Ibbotson Associates, Inc. (“Ibbotson”) with the Trust pursuant to which ALPS and Ibbotson each waive certain fees that such entity is entitled to receive from the following portfolios of the Trust: Ibbotson Conservative ETF Asset Allocation Portfolio; Ibbotson Income and Growth ETF Asset Allocation Portfolio; Ibbotson Balanced ETF Asset Allocation Portfolio; Ibbotson Growth ETF Asset Allocation Portfolio; and Ibbotson Aggressive Growth ETF Asset Allocation Portfolio collectively, (the “Portfolios”).

The parties hereby agree that ALPS and Ibbotson shall reimburse, equally 50% each, Portfolio expenses and/or waive a portion of the investment advisory, sub-advisory, and other fees that ALPS and/or Ibbotson is entitled to receive to the extent necessary such that Total Annual Fund Operating Expenses (as defined in Item 8 to Form N-1A), after such expense reimbursement and/or fee waiver (excluding extraordinary expenses), does not exceed the levels set forth below:

Portfolio	Class I	Class II
Ibbotson Conservative ETF Asset Allocation Portfolio	48bp	73bp

Ibbotson Income and Growth ETF Asset Allocation Portfolio	48bp	73bp

Ibbotson Balanced ETF Asset Allocation Portfolio	48bp	73bp

Ibbotson Growth ETF Asset Allocation Portfolio	48bp	73bp

Ibbotson Aggressive Growth ETF Asset Allocation Portfolio	48bp	73bp

ALPS and Ibbotson acknowledge that neither party will be entitled to collect on or make a claim for waived fees at any time in the future.

ALPS and Ibbotson agree that such expense reimbursements and/or fee waivers for the Portfolios will be effective beginning on December 7, 2006, and shall continue through April 30, 2008.

ALPS ADVISERS, INC.

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

IBBOTSON ASSOCIATES, INC.

By:	/s/ Peng Chen
Name:	Peng Chen
Title:	President